Exhibit 10.1

CONSULTING SERVICES AGREEMENT

Commencing on April 1, 2021 and continuing through March 31, 2022 (the “Term”), John J. Stephens (hereinafter “Mr. Stephens”) shall provide tax and finance consulting services (collectively, “Services”) to or on behalf of AT&T Management Services, LLC (the “Company”) or one or more of its direct or indirect controlled or controlling affiliates or subsidiaries. Mr. Stephens shall provide such Services according to a schedule as agreed upon by the Company and Mr. Stephens; provided, however, the Company and Mr. Stephens agree that the amount of time Mr. Stephens devotes to the performance of Services shall not be more than twenty percent (20%) of the average amount of time spent by Mr. Stephens performing services for the Company during the thirty-six (36) month period immediately preceding his retirement on March 31, 2021.

Mr. Stephens shall provide Services under the general direction of Pascal Desroches, Chief Financial Officer, AT&T Inc., or his designees, provided, in performing Services, Mr. Stephens shall act as an independent contractor and not as an agent, partner or employee of the Company or any controlled or controlling affiliate or subsidiary thereof, whether directly or indirectly held (collectively, “Company Affiliate”). This Agreement does not establish an agency or partnership relationship between Mr. Stephens and the Company or any Company Affiliate. Mr. Stephens cannot obligate the Company or any Company Affiliate, enter into contracts on behalf of the Company or any Company Affiliate, incur debts for the Company or any Company Affiliate, or in any other way bind the Company or any Company Affiliate to any third party. Although the Services will have to be completed to the satisfaction of the Company and in accordance with this Agreement, the actual details of the Services shall be under Mr. Stephens’ control. With respect to the Services, Mr. Stephens is solely responsible for all matters relating to his compensation and benefits, payroll taxes, unemployment compensation, disability insurance, and health and welfare benefits, including withholding and remitting contributions as required by applicable laws. With respect to the Services, Mr. Stephens shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal social security law, the Fair Labor Standards Act, and all other applicable federal, state, and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers. In the performance of this Agreement, Mr. Stephens also agrees to comply with all applicable federal, state, and local laws, regulations, and codes and with such requirements or restrictions as may be lawfully imposed by governmental authorities, including the procurement of required permits and licenses. Mr. Stephens acknowledges and agrees that he is not eligible for nor entitled to participate in or receive any wages or benefits provided by Company or any Company Affiliate to its actively employed employees as a result of performing the Services. Notwithstanding anything herein to the contrary, Mr. Stephens is eligible to participate in various AT&T sponsored employee benefit plans and programs as a result of his long-term employment with and retirement from AT&T companies.

For providing such Services during the Term, the Company shall pay Mr. Stephens a total aggregate retainer of up to $2,000,000, payable as follows: (A) $1,000,000 on June 1, 2021, (B) $500,000 upon the resolution, disposition, or referral to appeal of AT&T Inc.’s federal tax audit for the 2010/2011 examination cycle, and (C) $500,000 if (i) AT&T achieves $26.0 billion or more in free cash flow during the 2021 calendar year, (ii) AT&T pension plan funding at the end of calendar year 2021 exceeds 90%, or (iii) total net pension and OPEB liabilities decrease in calendar year 2021 by $1.0 billion or more. Payments under (B) and (C) above shall be made no later than the 10th day of the month following the month the condition(s) for a payment have been attained. In addition, Mr. Stephens shall be reimbursed for his reasonable expenses incurred in rendering any requested Services within thirty (30) days of receipt by the Company of appropriate documentation for such expenses; provided that reimbursement for such expenses shall be subject to the Company’s expense guidelines in effect when such expenses are incurred.

Company agrees to indemnify Mr. Stephens if he is a defendant or is threatened to be made a defendant to any action, suit or proceeding, whether civil, criminal, administrative or investigative that is brought by a third party by reason of the fact that he was serving at the request of Company to perform the Services, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, but in each case only if and to the extent (a) such claims do not arise out of Mr. Stephens’ willful, intentional, or negligent improper conduct, and (b) as permitted under applicable state or federal law.

Subject to the Loyalty provisions of this Agreement, the Company acknowledges that Mr. Stephens may undertake services for others during the term of this Agreement.

Mr. Stephens agrees that the obligations to perform the Services required of him hereunder are personal and may not be assigned or delegated by him in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment, or transfer.

Mr. Stephens shall maintain accurate and complete financial records specifically relating to the Services he provides in accordance with generally accepted accounting principles and practices, consistently applied. To the extent that such records may be relevant in determining whether Mr. Stephens is complying with his obligations, the Company may audit such records. Mr. Stephens shall retain such records for a period of three years from the date of final payment under this Agreement.

Mr. Stephens’ Services may be terminated at any time by the mutual agreement of Mr. Stephens and the Company and may be terminated by the Company, at its sole discretion, in the event the Company reasonably determines that Mr. Stephens is not in compliance with the Loyalty provisions of this Agreement or acts in a manner that is detrimental to the interests of the Company or any Company Affiliate as determined by Company in its absolute discretion. Upon termination of Mr. Stephens’ Services by mutual agreement of the parties, as a result of the Company’s determination that Mr. Stephens is not in compliance with the terms of this Agreement, or in the event of Mr. Stephens’ total disability or death, the Company’s obligation to pay any unpaid retainer amounts provided for by this Agreement shall immediately cease and neither Company nor any Company Affiliate shall have any further obligation to pay any unpaid retainer amounts.

Loyalty. Mr. Stephens was employed by the Company and/or its subsidiaries for over twenty-eight (28) years and worked in significant positions and assignments that required access to and involvement with confidential and proprietary information, trade secrets and matters of strategic importance to Company and/or Company Affiliates. During the term of his longstanding employment in various capacities with Company or Company Affiliates, and during the period that Services will be provided under this Agreement, Company or Company Affiliates have provided and will continue to provide Confidential Information and Trade Secrets, including knowledge of all aspects of its business, on a national and regional level, such as, but not limited to, operations, sales, marketing, advertising, technology, networks, network technology, network development and strategy, distribution and distribution channels, operations, strategic planning initiatives, new product and services development, strategic planning, rate information and growth strategies and initiatives. Mr. Stephens has acquired and possesses unique skills as a result of employment with AT&T and his provision of Services. The Trade Secrets with which Mr. Stephens has been or will be involved are critical to AT&T’s success. Disclosure of this information in the performance of services for a subsequent employer engaged in similar businesses would be inevitable and inherent as part of Mr. Stephens’ performance of services for such an employer. For all of these reasons and due to the Confidential Information and Trade Secrets Mr. Stephens learned in his employment with AT&T, and that Mr. Stephens will continue to learn during the period Services are performed, Mr. Stephens acknowledges that it is reasonable for the Company to seek the restrictions contained in the subsequent provisions of this Agreement and that more limited restrictions are neither feasible nor appropriate. Mr. Stephens understands and agrees that the consideration provided herein requires Mr. Stephens to comply strictly with all terms of this Agreement including, but not limited to, its provisions regarding confidentiality, non- compete, non-solicitation of employees and non-solicitation of customers, as set forth below.

Confidentiality. Mr. Stephens acknowledges that, as a result of his employment by Company or Company Affiliates, he had access to certain Trade Secrets and Confidential Information (as these terms are defined below), and, as additional consideration under this Agreement, the Company or Company Affiliates will continue to make the Trade Secrets and Confidential Information available to Mr. Stephens during the period that Services will be provided under this Agreement. Mr. Stephens acknowledges that Company and Company Affiliates must protect its Trade Secrets and Confidential Information from disclosure or misappropriation, and Mr. Stephens further acknowledges that the Trade Secrets and Confidential Information are unique and confidential and are the proprietary property of Company and/or Company Affiliates. Mr. Stephens acknowledges that the Trade Secrets and Confidential Information derive independent, actual, and potential commercial value from not being generally known, or readily ascertainable through independent development. Mr. Stephens agrees to hold Trade Secrets or Confidential Information in trust and confidence and to not directly or indirectly disclose or transmit Trade Secrets or Confidential Information to any third party without prior written consent of Company. Mr. Stephens further agrees not to use any such Trade Secrets or Confidential Information for his personal benefit or for the benefit of any third party. These restrictions shall apply indefinitely as long as the document or information exists as a Trade Secret or Confidential Information. Notwithstanding anything to the contrary in this Agreement, Mr. Stephens shall not be prohibited from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

On or before the expiration of the period during which Services will be provided under this Agreement, Mr. Stephens shall return to Company all of Company’s and Company Affiliates’ documents (and all copies thereof) and other property that are in Mr. Stephens’ possession, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, and keys; and, any materials of any kind, including, without limitation, any such documents and other property of Company and/or a Company Affiliate in electronic form, or any computer or data storage device, which contain or embody Trade Secrets or Confidential Information. Mr. Stephens shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilation, or other representations of such information or things or their contents.

“Trade Secret” means information proprietary to Company and/or Company Affiliates, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, marketing plans, pricing plans, advertising and sponsorship plans, product development analyses or plans, any plans involving the combination of Company’s or a Company Affiliate’s products, services, or pricing with products or services offered or to be offered by or in conjunction with Company and/or a Company Affiliate, or lists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Confidential Information” means this Agreement and any data or information, other than Trade Secrets, that is competitively sensitive to Company or a Company Affiliate, not generally known by the public, and the subject of efforts that are reasonable under the circumstances to maintain its secrecy. To the extent consistent with the foregoing definition, Confidential Information includes, without limitation: (1) the sales records, profit and performance records, pricing manuals, sales manuals, training manuals, selling and pricing procedures, and financing methods of Company and/or a Company Affiliate, (2) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers for the products and services of Company or a Company Affiliate, (3) the specifications of any new products or services under development by Company and/or a Company Affiliate, (4) the sources of supply for integrated components and materials used for production, assembly, and packaging by Company and/or a Company Affiliate, and the quality, prices, and usage of those components and materials, and (5) the business plans, marketing strategies, promotional and advertising strategies, branding strategies, and internal financial statements and projections of Company and/or a Company Affiliate.

Notwithstanding the definitions of Trade Secrets and Confidential Information set forth above, Trade Secrets and Confidential Information shall not include any information: (1) that is or becomes generally known to the public, (2) that is developed by Mr. Stephens after the period during which Services will be performed under this Agreement and that is developed through his entirely independent efforts without use of any Trade Secret or Confidential Information, (3) that Mr. Stephens obtains from an independent source having a bona fide right to use and disclose such information, (4) that is required to be disclosed by subpoena, law, or similar legislative, judicial, or administrative requirement; provided, however, Mr. Stephens will notify Company upon receipt of any such subpoena or similar request and give the Company a reasonable opportunity to contest or otherwise oppose the subpoena or similar request, or (5) that Company approves for unrestricted release by express authorization of a duly authorized officer.

It is hereby agreed that Mr. Stephens may represent himself as a former employee or retiree of Company or a Company Affiliate, but, he shall not represent himself as a current employee of Company or a Company Affiliate during the period he performs Services. Mr. Stephens agrees that he will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of, the Company, a Company Affiliate, or any of their respective directors, officers, employees, or agents, past, present, or future.

Non-compete/Non-solicitation. Mr. Stephens agrees that he shall not, during the period he is providing Services and for twelve (12) months thereafter, without obtaining the written consent of Company in advance, participate in activities that constitute “Engaging in Competition with AT&T” or “Engaging in Conduct Disloyal to AT&T,” as those terms are defined below.

i. “Engaging in Competition with AT&T” means, engaging in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by Company or a Company Affiliate. “Engaging in Competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with Company or a Company Affiliate. “Engaging in Competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with Company or a Company Affiliate or that takes a position adverse to Company or a Company Affiliate.

ii.“Engaging in Conduct Disloyal to AT&T” means (i) soliciting for employment or hire, whether as an employee or as an independent contractor, any person employed by Company or a Company Affiliate at any time during the one (1) year period prior to the date Services commence under this Agreement, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to Company or a Company Affiliate; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Mr. Stephens had business contact on behalf of Company or a Company Affiliate during the two (2) years prior to the date Services commence under this Agreement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with Company or a Company Affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Mr. Stephens had business contact, whether in person or by other media (“Customer”), on behalf of Company or a Company Affiliate during the two (2) years prior to the date Services commence under this Agreement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with Company or a Company Affiliate, or to purchase competing goods or services from a business competing with Company or a Company Affiliate.

Mr. Stephens acknowledges that Company’s and Company Affiliates’ business is global in scope and that the geographic and temporal limitations set forth in this section are therefore reasonable. Mr. Stephens and the Company agree that Mr. Stephens may submit a description of any proposed activity in writing to Company (specifically, AT&T’s Vice President – Executive Compensation) for purposes of obtaining Company’s written advice, within (15) fifteen business days, as to whether such proposed activity would constitute a breach of the provisions of this section.

Mr. Stephens acknowledges and agrees that Company would be unwilling to provide the consideration provided pursuant to this Agreement, including, but not limited to continued access to Confidential Information and Trade Secrets, but for the confidentiality, non-compete, and non- solicitation covenants set forth in this Agreement, and that these conditions and covenants are a material inducement to Company’s willingness to enter into this Agreement. Accordingly, Mr. Stephens agrees that Company may, in its sole discretion, terminate his Services, for any breach by Mr. Stephens of the provisions of this Agreement. Further, Mr. Stephens recognizes that any breach by him of the provisions of this Agreement would cause irreparable injury to Company or a Company Affiliate such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of Mr. Stephens’ actual or threatened breach of the provisions of this Agreement, Company, in addition to all other rights under law or this Agreement, shall be entitled to an injunction restraining Mr. Stephens from breaching these provisions and to recover from Mr. Stephens its reasonable attorneys’ fees and costs incurred in obtaining such remedies.

General Provisions. Any notice required hereunder to be given by either party will be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the addresses noted in the signature block of this Agreement.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The terms and conditions contained in this Agreement that by their sense and context are intended to survive the termination or completion of performance of obligations by either or both parties under this Agreement shall so survive.

This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

This Agreement constitutes the entire agreement between the parties with respect to the Services.

In the event any provision of this Agreement is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement, except that should any part of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by Mr. Stephens, this Agreement, at the Company’s option, may be declared by the Company null and void. If this Agreement is declared null and void by Company pursuant to the provisions of this Paragraph, Mr. Stephens shall return to Company all consideration previously received pursuant to this Agreement.

This Agreement shall inure to the benefit of and be binding upon, Company, its successors and assigns, and Mr. Stephens and his beneficiaries, whether under the various employee benefit programs or otherwise.

AT&T Management Services, LLC			John J. Stephens
208 South Akard Street
Dallas, TX 75202

/s/ Angela Santone		/s/ John J. Stephens
By:	Angela Santone
Title:	Senior Vice President – Human Resources

Date:	March 30, 2021	Date:	March 30, 2021

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